                                                                   EXHIBIT 99.2


                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]


The Board of Directors
Schein Pharmaceutical, Inc.
100 Campus Drive
Florham Park, New Jersey  07932

Members of the Board:

CIBC World Markets Corp. ("CIBC World Markets") hereby consents to the inclusion of the opinion letter of CIBC World Markets to the Board of Directors of Schein Pharmaceutical, Inc. ("Schein") as Annex B to, and to the reference thereto under the captions "SUMMARY - Opinion of Schein's Financial Advisor" and "THE MERGER - Opinion of Schein's Financial Advisor" in, the Proxy Statement/Prospectus of Schein and Watson Pharmaceuticals, Inc. ("Watson") relating to the proposed merger transaction involving Schein and Watson. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                            By:  /s/ CIBC WORLD MARKETS CORP.
                                                 ------------------------------
                                                 CIBC WORLD MARKETS CORP.



New York, New York
July 14, 2000